UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2019

Marathon Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35054	27-1284632
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 South Main Street, Findlay, Ohio 45840

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (419) 422-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01	MPC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2019, MPLX LP (“MPLX”), a master limited partnership majority owned and controlled by Marathon Petroleum Corporation (“MPC”), entered into a Term Loan Agreement, by and among MPLX, as borrower, Wells Fargo Bank, National Association, as administrative agent, each of Wells Fargo Securities, LLC, BofA Securities, Inc. and Mizuho Bank, Ltd., as joint lead arrangers and joint bookrunners, each of Bank of America, N.A. and Mizuho Bank, Ltd., as syndication agents, each of BNP Paribas, Citibank, N.A., JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, SunTrust Bank, The Toronto-Dominion Bank and U.S. Bank National Association, as documentation agents, and the lenders that are parties thereto (the “Term Loan Agreement”).

The Term Loan Agreement provides for a committed term loan facility for up to an aggregate of $1 billion available to be drawn in up to four separate borrowings, subject to the satisfaction or waiver of certain customary conditions. If not fully utilized, the term loan commitments expire 90 days after September 26, 2019. Borrowings under the Term Loan Agreement will bear interest, at MPLX’s election, at either (i) the Adjusted LIBO Rate (as defined in the Term Loan Agreement) plus a margin ranging from 75.0 basis points to 100.0 basis points per annum, depending on MPLX’s credit ratings (currently 87.5 basis points), or (ii) the Alternate Base Rate (as defined in the Term Loan Agreement). The proceeds from borrowings under the Term Loan Agreement are to be used to fund the repayment of MPLX’s existing indebtedness and/or for general partnership purposes.

Amounts borrowed under the Term Loan Agreement will be due and payable on September 26, 2021. In addition, borrowings under the Term Loan Agreement are subject to mandatory prepayments upon the receipt of cash proceeds by MPLX in connection with certain asset sales as set forth in the Term Loan Agreement. Amounts borrowed under the Term Loan Agreement may be prepaid without premium or penalty.

The Term Loan Agreement contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type and are substantially similar to MPLX’s existing revolving credit facility, including a covenant that requires MPLX’s ratio of Consolidated Total Debt to Consolidated EBITDA (as both terms are defined in the Term Loan Agreement) for the four prior fiscal quarters not to exceed 5.0 to 1.0 as of the last day of each fiscal quarter (or during the six-month period following certain acquisitions, 5.5 to 1.0). Consolidated EBITDA is subject to adjustments for certain acquisitions completed and capital projects undertaken during the relevant period.

Certain lenders and agents that are parties to the Term Loan Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for MPC, MPLX and their affiliates, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.

The above description of the material terms and conditions of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Term Loan Agreement, dated as of September 26, 2019, by and among MPLX LP, as borrower, Wells Fargo Bank, National Association, as administrative agent, each of Wells Fargo Securities, LLC, BofA Securities, Inc. and Mizuho Bank, Ltd., as joint lead arrangers and joint bookrunners, and the syndication agents, documentation agents and lenders that are parties thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by MPLX LP with the SEC on September 27, 2019 (SEC File No. 001-35714))

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: September 27, 2019	By:	/s/ Molly R. Benson
	Name:	Molly R. Benson
	Title:	Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary